AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT



                  THIS AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT is made as of January 29, 2004, by and between CONNECTICUT DAILY TAX FREE INCOME FUND, INC., a Maryland corporation (the "Fund"), on behalf of the J.P. Morgan Select Class of Shares, and REICH & TANG DISTRIBUTORS, INC., who serves as shareholder servicing agent for the Fund's J.P. Morgan Select Class of Shares, shall be as follows:

                  The name Chase Vista Select Class of Shares has been changed to J. P. Morgan Select Class of Shares. Accordingly, all references to Chase Vista Select Class of Shares in the Shareholder Servicing Agreement should be replaced with J. P. Morgan Select Class of Shares.

                  The Shareholder Servicing Agreement, as expressly amended hereby, shall continue in full force and effect.


                  IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO SHAREHOLDER SERVICING AGREEMENT as of the day and year first above written.





                                  CONNECTICUT DAILY TAX FREE INCOME FUND, INC.



                                  By: /s/Rosanne Holtzer
                                  Name:  Rosanne Holtzer
                                  Title:  Secretary

                                  REICH & TANG DISTRIBUTORS, INC.



                                  By: /s/Richard DeSanctis
                                  Name: Richard DeSanctis
                                  Title: Executive Vice President & Chief
                                         Financial Officer